UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K


                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                     THE SECURITIES AND EXCHANGE ACT OF 1934

          Date of report (Date of Earliest Event Reported: (10-23-2001)


                      GENERAL MOTORS ACCEPTANCE CORPORATION
              -----------------------------------------------------
               (Exact name of registrant specified in its charter)

                                    Delaware
           -----------------------------------------------------------
         (State or other jurisdiction of incorporation or organization)

           1-3754                                38-0572512
    ----------------------------        ------------------------------------
     (Commission File No.)              (I.R.S. Employer Identification No.)

              200 Renaissance Center, Detroit, Michigan 48265-2000
              -----------------------------------------------------

                                  313-665-6266
              ----------------------------------------------------
              (Registrant's telephone number, including area code)

ITEM 5.  OTHER EVENTS

MOODY'S LOWERS GM's LONG-TERM RATING TO A3 AND SHORT-TERM RATING TO P-2; CONFIRMS GMAC's A2 LONG-TERM AND P-1 SHORT-TERM RATINGS. OUTLOOK IS NEGATIVE

Approximately $100 Billion of Debt Securities Affected.

     On October 23, 2001, Moody's Investors Service lowered the long-term rating (from A2 to A3) and short-term ratings (from Prime-1 to Prime-2) of General Motors Corporation (GM), and confirmed the A2 long-term and Prime-1 short-term ratings of General Motors Acceptance Corporation. Moody's stated the rating outlook for both companies is negative. Moody's explained these rating actions conclude a review for possible downgrade that was initiated on August 17, 2001.

     Moody's explained the confirmation of GMAC's ratings is based on the company's sound operating and financial position, the high quality and liquidity of its assets, the importance of its auto finance operations to GM, and the relatively stronger position of the finance company's creditors vis-a-vis the parent's. The finance subsidiary's ratings are closely linked with GM's given the interrelationship and business ties between the two companies; and most rating movements for GM would produce a corresponding movement in GMAC's ratings. Yet Moody's expects GMAC to remain positioned to operate as a prudent finance company, with more stable business metrics through economic cycles.
Moody's believes that these finance company characteristics present an incrementally better credit proposition for debt investors than do the parent's, and the one-notch rating differential reflects this conclusion.

     Moody's believes that GMAC is a well-managed, technologically sophisticated finance company. Also, Moody's believes the company has operated with sound levels of alternative liquidity to support both its debt-paying ability and its ongoing business operations through market stresses, and is well-positioned today. In addition, Moody's feels short-term debt levels have declined materially through 2001, with the finance company making greater use of the long-term unsecured markets, as well as the structured finance markets. According to Moody's one consequence is a vastly increased level of bank line coverage of outstanding commercial paper. Moody's also noted that weakness in the auto market, and the economy generally, will continue to be adverse credit factors: borrower performance is weakening, GM's new car volumes and pricing are facing pressure, and the residual valuations on off-lease vehicles are under stress. Yet Moody's believes that GMAC's underwriting, pricing and credit reserve policies, as well as its solid capital levels, provide appropriate protection against auto market cyclicality. Moody's also indicated that GMAC's mortgage and ancillary businesses have become solid contributors to GMAC's income stream, and add a level of diversity to the business. Moody's stated GMAC has a substantial market presence in both the residential and commercial mortgage sectors. Further, Moody's feels each of these sectors could also prove cyclical, with residential mortgage performance proving sensitive to prevailing interest rates.

     Moreover, Moody's believes GMAC's overall position is strongly influenced by its multifaceted relationship with GM, and by mortgage market dynamics. Moody's stated GM's new car sales volume directly influences GMAC's origination volumes, and car quality and pricing influence lease residual valuations. In addition, Moody's stated the parent's marketing policies influence the loan-versus-lease decision and borrower quality, with deep incentives attracting higher-quality borrowers. Also, Moody's thinks GM may become an obligor to GMAC from time-to-time in respect of intercompany dealings, although such transactions are not material in size.

     Nonetheless, Moody's believes that the position of GMAC's debt holders is and will remain incrementally stronger than that of GM's creditors. Further Moody's said the rating agency concluded that GMAC's debt and equity constituents are both motivated to ensure that the company maintains sufficiently prudent financial metrics, operating standards, and asset quality measures to continue its auto finance operations through any range of stresses. Moody's believes GMAC's auto finance operations provide exceptional services to GM by ensuring that financing is available to its dealers and targeted retail customers, even through economic stresses, and by serving as a customer relations link. In this regard, Moody's thinks the highly liquid nature of prime auto finance loans, including a deep securitization market, provides flexibility for the finance company to provide these services, even through a difficult environment, if it continues to operate prudently. These strong economic motivations for GM and GMAC drive Moody's to believe that the current protocols of intercompany independence will be broadly maintained. Moody's long-term debt ratings are opinions about the likelihood of default as well as recovery or loss upon default. In light of its expectations as to GMAC's ongoing operations, Moody's indicated that the superior recovery prospects for the finance company creditors, although unlikely to be tested, warrants a single notch rating differential from the manufacturing parent.

     General Motors Corporation, headquartered in Detroit, Michigan, is the world's largest producer of cars and light trucks. GMAC, a wholly-owned subsidiary of GM, provides retail and wholesale financing in support of GM's automotive operations and is one of the worlds largest non-bank financial institutions.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf the undersigned hereunto duly authorized.


                                    GENERAL MOTORS ACCEPTANCE CORPORATION
                                    ---------------------------------------
                                              (Registrant)


Dated:  October 24, 2001            By /s/  GERALD E. GROSS
                                    ---------------------------------------
                                           (Gerald E. Gross, Controller)